Dated:  April 23, 2010
SCHEDULE A
To the Administration Agreement by and among
The Munder Funds and Munder Capital Management

FUNDS, FEES & EXPENSES

Funds
Munder Series Trust
Munder Asset Allocation Fund-Balanced
Munder Bond Fund
Munder Energy Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder International Equity Fund
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Large-Cap Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Small-Cap Value Fund
Munder Tax-Free Short & Intermediate Bond Fund

Munder Series Trust II
Munder Healthcare Fund

Fees

The following fee schedule is effective as of April 1, 2008

I.	Standard Basis Point Fees

ANNUAL FEES – Each fund will pay the greater of the fund basis point fee or the fund minimum fee.

First $100 Million of a Fund’s Net Assets	15.3 Basis Points
Next $150 Million of a Fund’s Net Assets	12.8 Basis Points
Next $250 Million of a Fund’s Net Assets	10.4 Basis Points
Next $500 Million of a Fund’s Net Assets	7.9 Basis Points
Thereafter	5.5 Basis Points
Annual Fund Minimum	$50,000 plus $6,000 for each active class greater than one.

The basis point fees are annual charges computed daily and payable monthly based on average daily net assets.  Basis point fees will be calculated on a fund level basis.  There is no complex level minimum.  Annual Fund minimum fees, if greater than the basis point fees, are billed and payable monthly on a pro rata basis.

II.	Leverage Fee

An additional annual fee of $10,000 will be charged to each Fund for leverage monitoring and additional financial statement preparation required for Funds that utilize leverage.

III.	Financial Reporting Fee

An additional annual fee of $8,000 will be charged to each Fund in connection with the preparation, review and filing of quarterly portfolio holdings reports on Form N-Q and the preparation of standardized expense disclosure and portfolio holdings information to be included in annual and semi-annual reports on Form N-CSR.

IV.	FAS 157 Reporting Fee

An additional annual fee of $800 will be charged to each Fund in connection with the preparation, review and filing in quarterly portfolio holdings reports on Form N-Q and annual and semi-annual reports on Form N-CSR of disclosure necessary to comply with Statement of Financial Accounting Standards No. 157 (“FAS 157”).

V.	Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.  Fees for self-directed securities lending transactions, non-standard SaFiRe financial reporting, Gateway reporting system, master/feeder accounting and other special items will be negotiated separately.  New funds added to the family will be separately negotiated.

VI.	Payment

The above fees will be charged against the Funds’ custodian checking account five (5) days after the invoice is delivered to the Funds’ offices, unless otherwise instructed.  If instructed otherwise, all open invoices in excess of 10 days after the invoice is mailed will accrue interest daily at the Fed Funds Rate.

MUNDER SERIES TRUST MUNDER SERIES TRUST II	MUNDER CAPITAL MANAGEMENT

BY: ____________________________	BY: __________________________
Name: Stephen J. Shenkenberg	Name: Peter K. Hoglund
Title: Vice President, Secretary & CCO	Title: Managing Director, Chief Financial Officer